Exhibit 10.28

Contract No.:BC20120830001027

FLOATING CAPITAL LOAN AGREEMENT

JILIN PRIVINCE RURAL CREDIT UNION

Borrower(In full):Jilin Province Ganzhi Ginseng Production Co., Ltd.
Add.: No.3075, Beihuan West Rd. Meihekou City, Jilin Province  135000
Legal Person(Person in charge): Zhang Yuxiang
ID#.:220519194703240016
Tel.:(01186)15844522039
Opening bank & AC#:Meihekou City Rural Credit Union，0750302011015200001558

Lender(In full): Meihekou City Rural Credit Union business Dept.
Add.: No.815, Yinhe St. Meihekou City  135000
Legal representative(Person in charge):
Fax: 01186-(435)4222298                    Tel.: 01186-(435)4230906

It is hereby agreed by and between both parties hereto as follows on the bases of equality, voluntary participation, fairness, honesty and reliability under the Contract Law of the PRC, General Provisions of Loans, administrative provisions of RMB Interest Rate, Guidelines on loan administration of Jilin Province rural credit union(trial):

Article 1  Type and Amount

1.1  Loan Type: Floating Capital Loan under this agreement.

1.2  The Lender granted RMB eight million yuan (amount in words) of loan to the Borrower.

Article 2 Use of the Loan

The Borrower applies for the loan for the use of Calling in and refunding, The Borrower shall not change the use of loan without the written consent of the Lender.

Article 3 Term of borrowing

This agreement shall commence on Aug 30,2012 and shall continue until Aug 29,2014 for 2 years. Subject to the date of actual granting recorded on the loan note or due bill for the first time if the starting date of this agreement’s term is different from that of loan note or due bill, expiry date shall be adjusted accordingly.

The loan note and the due bill are integral parts of this agreement, and shall have the same binding force as this agreement itself.

Article 4 Loan interest rate, penalty interest rate, interest accrual and settle interests.

4.1 Loan interest rate:

The loan interest rate here is annual interest rate, refer to b of the followings:

a. Fixed rate: that is Benchmark Interest Rate on Value Date (Upward or downward fluctuation) %, which remains unchanged within the borrowing time limit;

b. Floating rate: that is Benchmark Interest Rate on Value Date (Upward or ~~downward fluctuation~~)  90%, the benchmark interest rate changes with the adjustment of national bank rate, the sliding scale will not change.

4.2 Penalty interest rate:

4.2.1 Borrower fails to use the loan for the agreed purpose, the penalty interest rate will be 100% of upward fluctuation of the loan rate, if the loan rate is adjusted according to the second one of first item, meanwhile the penalty interest will be adjusted correspondingly according to the adjusted loan interest and the upward fluctuation range above.

4.2.2 The penalty interest of the overdue loans will be 50% of upward fluctuation of the lending rate, meanwhile the penalty interest will be adjusted correspondingly according to the adjusted loan interest and the upward fluctuation range above.

4.2.3 If the overdue loan and defalcation occur at the same time,the penalty interest and compounds interest shall be calculated according to the one which is more serious.

4.3 Interest accrual:

The value date in this article refers to the actual granting date specified on the loan note or due bill when initially granted under the agreement.

When the loan is initially granted, Benchmark Interest Rate refers to coterminous rate and the same loan interest rate promulgated by the People’s Bank of China on the value date; after this, when the loan interest is adjusted accordance with the stipulations above, Benchmark Interest Rate refers to coterminous rate and the same loan interest rate promulgated by the People’s Bank of China on the value date. If the People’s Bank of China does not announce coterminous rate and the same loan interest rate anymore, the penalty interest refers to coterminous rate and the same loan interest rate accepted by the inter-bank or the general coterminous rate and the same loan interest rate otherwise the parties have agreed on other arrangements.

The loan under this agreement is day to day loan, daily interest rate=Annual Interest Rate/360. If the Borrower can not pay interest at interest date stipulated in this agreement, The Lender will collect the compound interest.

4.4 Interest settlement:

4.4.1 Calculate interest as agreed when settle interests if implement fixed rate loan. Calculate interest under the settled rate for each float period if implement floating rate loan; If there are Interest rate fluctuations more than once in one single period of interest settlement, first calculate interest rate for each period, and then sum up the rates for floating periods and finally calculate the rate for this period of interest settlement.

4.4.2  The interest of loan in this agreement is settled in the following (1)manner:

(1)   Settle interests monthly, expiry date for interest is fixed on the 20th day of every month;

(2)   Settle interests quarterly, expiry date for interest is fixed on the 20th day of the last month of every quarter;

(3)   Other manners ______________________.

Article 5 Loan Issuance

5.1 Preconditions of issuance: The Lender has an obligation to issuance the loan only if the Borrower constantly and concurrently meet all of the following conditions in addition to the act of abandoning of The Lender.

a.	The Borrower has finished approval, registration, delivery, insurance and other legal formalities relating to the loan of this agreement;

b.	The borrower has filed the relevant documents that meet the requirements of the lender;

c.	Security guarantee of this agreement which meets the requirement of The Lender has been carried into effect and remain in force;

d.	Any event of default or any condition contained in this Agreement doesn’t occur to the Borrower;

e.	Representations and warranties made by the borrower are true , accurate and effective;

f.	The borrower's business situation , financial situation are basically the same as that described before signing of the contract without any material adverse change

g.	A basic deposit account has been opened by the Borrower upon the Lender’s requirements;

5.2 The Borrower go to handle withdrawal procedures when the Borrowers meet all above conditions and sign loan voucher. If the elements described in the voucher are inconsistent with the contract or application, then follow the voucher which is an indivisible part of this agreement as an annex to the contract with the same legal effect.

5.3 After granting the loan, no matter if the borrower does not meet the withdrawal conditions, that does not constitute a defense, the Borrower should fulfill their obligations under the contract.

5.4 Drawdown period is from the date of signing and ended on August 29, 2014, all the amount shall be taken during the period. The Borrower should withdraw according to the actual use of funds. The initial application could be submitted to the lender as early as the effective date, the lender grants the loan after examination and verification.

5.5 Before every time the borrower plans to withdraw the loan, all the conditions under 5.1 shall be required, otherwise, the lender has the right to refuse to provide the loan.

Article 6 Loan granting, payment and monitoring

6.1 The loan is used through the Borrower’s own way.

6.2 To adopt the above manner, the lender transfer the loan to the Borrower’s account after examination and verification of the application with the company seal on it. And the Borrower pays to the trading object on the agreed purpose. Every 90 days from the initial withdraw, the Borrower shall report the lender about the use of loan in written. The lender has the right to analysis account, check vouchers or do the spot survey to make sure that the fund is used on agreed purpose.

6.3 N/A

6.4 The Borrower shall open or designate a capital return account at the lender’s bank which is used for charging the corresponding sales revenue or planned repayment of funds. The sales revenue settled by non-cash settlement should be put into the capital return account timely after receiving the sales revenue.

6.5 The lender has the right to supervise the capital return account, including but not limited to understanding and supervising of the capital income and expenditure of the account, and the borrower is supposed to cooperate with it. If the lender requires, both parties shall enter into a special an account supervising agreement.

Article 7 Repayment of loan

7.1 Principles of repayment: interest first and principal later, periodical interest settlements, matching the principal repayment.

7.2 Order of repayment: The loan of the Borrower will be cleared in the following order:

7.2.1 The repayment is firstly used for repaying every expenses borne by the Borrower but advanced by the Lender.

7.2.2 Residual balances shall be repaid by principles of Interest First and Principal Later and Matching the Principal Repayment. But as for the loan, the principal or interest of which failed to be called in within 90 days after it is due, or the loans otherwise stipulated by laws, regulations or rules, the Borrower shall repay by principle of Principal First and Interest Later after finishing repaying the expenses provided in last paragraph.

7.3 Repayment method：The Borrower shall prepare the full fund payable on accounts set up by the Lender on payment due date according to the agreement(The Lender also has the right to remit and pay from the account) ,or remit from other accounts on payment or in cash on due date.

7.4 Repayment schedule：

7.4.1 Payment of interest

7.4.1.1 The Borrower should pay the interest on the following day (21st)of expiry date for interest. First Interest Pay Day is the 21st of the following month.

7.4.1.2 Matching the principal repayment when the final repayment is finished.

7.4.2 Repayment of capital

Repay the principal by installments according to the following repayment plan

Repayment time	Amount(Million)
09-20-2012	1
08-29-2013	1
12-20-2013	1
08-29-2014	5

Article 8 Rights and Obligation of The Borrower

8.1 The right to require the Lender to issue the borrowings according the contract.

8.2 The right to use the borrowings according the Article 2 under this agreement.

8.3 The right to require the Lender to treat the commercial secrets about financial condition and business operation in strict confidence except that the law and administrative regulations otherwise provide, or otherwise agreed by both parties.

8.4 To ensure it is legally incorporated and validly existing legal body. Entitled to dispose of its property and operate the business related to the loan.

8.5 To ensure this agreement has got the approval of the supervisor department or the Board of Directors of the Company and got all the necessary authorizations.

8.6 To ensure signing and fulfilling the agreement is neither violate any provisions or conventions that restrict the borrower and its assets nor violate Guarantee Agreements between the borrower and others or other agreements and binding documents, stipulations or promises.

8.7 To ensure the provided documents and information is true, accurate, complete, legal and valid.

8.8 To open or designate a settlement account by the lender’s requirement designated agencies and accept the lender’s monitoring to the account in accordance with the relevant provisions of the agreement.

8.9 To use the loan on agreed purpose, not to change the purpose, not to invest in fixed assets, equity, stock or futures, not to use it in the prohibited field.

8.10 To draw the loan principal and interest in accordance with the terms hereof and to pay off the bank loan principal and interest fully and periodically, and also to bear general expenses stipulate in this agreement.

8.11 To provide financial and accounting information, business operation information partner relationship and related transactions and and so on. And shall be responsible for the genuineness , completeness, and validity, make sure not to provide falsified materials or to conceal material financial operation facts to the Lender, and shall accept the Lender’s supervision and inspection at any time.

8.12 Not to transfer assets or spirit the loan away or utilize the related transactions for the purpose of evading debts; may not use the false contract and discount or pledge to second the Borrower according to the notes receivable or accounts receivable which has no practical trade background and then obtain funds or credit.

8.13 Implementation of contracting, leasing , joint-stock reform , joint venture , merger, consolidation, division, joint venture, asset or equity transfer, application to suspend business for rectification, application for dissolution and other behaviors serious enough to cause changes in creditor-debtor relationship or affect creditor’s right implementation should one month in advance written notice to the lender should be noticed to the lender in written one month in advance. After the consent of the lender, implement debt settlement responsibility or prepayment the debt, or the implementation of the above acts is not allowed.

8.14 In addition to the above acts, some other material circumstances of the borrower like production suspending, business closing, business suspending for rectification , cancellation of registration, revoking business license, illegal activities by legal person or the board of directors or other executives, involving litigation or arbitration, serious difficulties in production business, financial position deteriorating should be noticed to the lender in written 5 days in advance, and the borrower shall repay the loan principal and interest.

8.15 The Borrower shall not provide a guarantee to the third party with the loan before paying back the principal and interest or getting the Lender’s Permission.

8.16 Whenever changes in its registration, such as its name, legal person(person in charge), residence, scope of business, registered capital or company's articles of association and so on , the Borrower shall notify the Lender in written within 5 days after alteration,

8.17 Do not sign other contracts which are detrimental to the interests of the lender with any other third party.

8.18 If the Borrower is a group customer, he should report his related transaction of more than 10%f the net assets, including a. partner relationship between parties; b. transactions and nature of transaction; c. amount or corresponding proportion; d. pricing policy(including the transactions with no amount or the transactions with symbolic amount).

Article 9  Rights and Obligation of the Lender

9.1 The right to require the Borrower repay the principal, interest of the loan and costs periodically and fully.

9.2 The right to supervise the financial conditions, production and supply and related transactions of the Borrower, also has the right to review the information about financial and accounting information and business conditions at any time.

9.3 As for all the payables of the Borrower under this agreement, the Lender has the right to remit the money from any account opened by the Borrower at any branch governed by Jilin rural credit cooperatives without informing the Borrower in advance.

9.4 The right to circulate a notice to the relevant departments and call in the loan through news media when the Lender is in default on the loan or violates the agreement.

9.5 To grant the loan in accordance with the principles of this agreement, except the delay caused by the Borrower or other reasons which are not imputable to the Lender.

9.6 Treat the business secrets about the financial information and business conditions provided by the Borrower in strict confidence except that the law and administrative regulations otherwise provide, or otherwise agreed by both parties.

Article 10  Circumstances in which imperil the creditors' rights and remedial measures

10.1 Circumstances in which imperil the creditors' rights:

10.1.1 Any precondition stipulated in the agreement for granting the loan isn’t fulfilled consistently.

10.1.2 Under any of the following circumstances, the Lender will consider it may imperil the safety of the creditors’ rights : The Borrower’s contracting, trusteeship(taking-over), leasing, shareholding system reform, reducing its registered capital, investing, joint operating, merger, acquisition, purchase annexation and reorganization, separation, joint investment, application(or being required to apply ) for suspending business for rectification, application for dissolution, being rescinded, application (or being required to apply) for bankruptcy, changes of Controlling shareholders/ Actual controller, asset transference, suspending production, going out of business, being fined heavily by authorities, registration being cancelled, business license being revoked, material legal wrangle, arising difficulties in business operation, deterioration in financial condition, legal representative failing to perform duties normally.

10.1.3 The Borrower fails to perform the other due debt, or assign its property without reward, remit third-party debt , remiss in obligation or other rights, or provide a guarantee to the third party.

10.1.4 The shareholders of the Lender misuse the independent status of corporate juridical person or limited Liability of shareholders to evade repayment of debts, and the Lender believes that may endanger the safety of creditors’ right.

10.1.5 The guarantee is false, ineffective, in vain, rescinded or relieved. Guarantor breaches the agreement or doesn’t want to call on the guarantee, or if guarantor loses part or whole Guarantee Ability, or if the value of the mortgaged property is declined or other circumstances that the Lender may consider those may endanger the safety of creditors’ right.

10.1.6 Other circumstance which will endanger the safety of creditors’ right.

10.2 Remedial measures from the Lender:

If any of the above circumstances arises, the Lender has right to exercise the following rights unilaterally:

10.2.1 To stop granting loans.

10.2.2 To declare the loan is due immediately, and to require the Borrower repay all the principal, interest of the loan and costs that is due and undue.

10.2.3 The loan isn’t used on agreed purpose, as for the embezzling part of the loan, the Lender could receive interest and compounds interest at penalty interest and by prearranged methods from the date on which the Borrower failed to use the loan in accordance with stipulations to the date when all the principal and interest is paid off.

10.2.4 If the loan is overdue, as for the unpaid principal and interest(including the whole or part of principal and interest that is due ahead of schedule ), the Lender shall receive interest and compounds interest at penalty interest and by prearranged methods from the date when the loan is overdue to the date when all the principal, interest of the loan are paid off.

10.2.5 To remit the money from any account opened by the Borrower at any branch governed by Jilin rural credit unions without informing the Borrower in advance.

10.2.6 To exercise guarantee right.

10.2.7 To require the Borrower to provide a new guarantee about the loan that meet the Lender’s requirement.

10.2.8 To cancel the agreement.

Article 11 Other terms

11.1 Charges assumption

The Borrower shall bear the attorney fees, insurance, assessment, registration fees, keeping expenses, appraisal costs and notary fees, etc. unless other arrangements have been agreed. Payment by the lender on behalf, the lender has the right to deduct directly from the borrower's account.

Charges occurred for the purpose of realizing the creditor’s right shall be borne by the Borrower.(including but not limited to the legal fees, arbitration fees, property preservation fees, traveling expenses, execution costs, assessment fees, auction fees, notary fee, service fees, announcement fees, attorney fees, etc.).

11.2 Using information

The Borrower agrees that the Lender files the borrower information with Fundamental Database of the People's Bank of China, and that the Lender use the information legally.

11.3 Effectiveness of The Lender’s record

Except for tangible opposite evidence, otherwise, all the records, receipts and vouchers related to this loan retained by the Lender are the evidence for the creditor-debtor relationship between both parties. No objections shall be made by the Borrower for the reason that all the above evidence are made and retained by the Lender.

11.4 Reservation of right

The Lender’s rights don’t influence or exclude any other right enjoyed in accordance with laws, regulations and other agreements. Any tolerance, grace or preference to any breaching or delay in exercising any right cannot be considered as renouncing the right or permitting the behaviors against this agreement. The Lender also won’t restrict continuing to exercise its right or be liable for the Lender.

11.5 Besides the debt under this agreement, if the Borrower owns other debts that is due, the Lender will has the right to remit the money to repay any debt which is due from any account opened by the Borrower at any branch governed by Jilin rural credit unions without informing the Borrower in advance, and no objections shall be made by the Borrower.

11.6 The Borrower shall go to the open counter of the branch to draw the loan, settle and pay interest, repay the loan and other affairs, otherwise, all the consequences will be taken by the Borrower.

11.7 Resolution of disputes

Any disputes arising form the execution of or in connection with the agreement shall be settled through mutual consultations between the parties thereto, if no agreement is reached through consultation, the disputes will be settled in   a   manner as follows:

a. To file suit to the Lender’s local people's court.

b. To be submitted for arbitration to ____ Arbitration Commission(Place to carry out the arbitration is      ),  Arbitration shall be conducted in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

During the litigation or arbitration period, the terms that don’t involve disputes still need to be performed.

11.8 Conditions under which the agreement becomes effective

This Agreement shall come into force after the signatures and stamps of legal representatives (persons in charge) or authorized agents of the Borrower and the Lender.

11.9 This agreement is made in quadruplicate., one for the Borrower, one for the Lender, and each one for Real Estate Bureau and Land Bureau.

11.10 Other terms

None.

Article 12 Declaration Provisions

12.1 The Borrower fully informed the Lender’s scope of business and the scope of the authority.

12.2  The Borrower has known the terms of this agreement. At the request of the Borrower, the Lender has made corresponding item descriptions to this agreement. The Borrower has got full informed and understood of the meaning or content of the article and its legal consequence.

12.3  The signature and performance of any obligation by the Borrower to this contract is coincidence with the rules of laws, regulations and rules of constitution or interior organizing document of the Borrower and approval of allied company internal entitled institution and government entitled agency.

The Borrower (Company Seal) :

Legal person (Person in charge) or authorized agent (Signature): Zhang Yuxiang

  08-30-2012

The Lender (Official Seal):

Legal representative (Person in charge) or authorized agent (Signature):  Liu

  08-30-2012